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                                                                    Exhibit 11.1

                              POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE



                                                        Three Months Ended
                                                              March 31,
                                                   -------------------------------
                                                     1995                 1994
                                                     ----                 ----
Weighted average number
    of common shares
    outstanding                                     13,362,729          12,336,311

Weighted average of common
    stock equivalent shares
    attributable to
    convertible debentures                                   -           1,010,880

Application of the "treasury
    stock" method to the stock
    option plan                                          9,632             228,675
                                                   -----------          ----------

Total common and common
    equivalent shares,
    assuming full dilution                          13,372,361          13,575,866
                                                   ===========          ==========


Net income (loss)                                  $(1,234,000)         $8,588,000

Add:  interest on convertible
    debentures, net of applicable
    income taxes                                             -             244,000
                                                   -----------          ----------

Net income (loss), assuming
    full dilution                                  $(1,234,000)         $8,832,000
                                                   ===========          ==========


Net income (loss) per common share,
    assuming full dilution                             $  (.09)               $.65
                                                       =======                ====



The computation of primary net income (loss) per common share is not included because the computation can be clearly determined from the material contained in this report.